MINTZ & FRAADE, P.C.

COUNSELORS AT LAW

488 MADISON AVENUE

NEW YORK, NEW YORK 10022

TELEPHONE	OF COUNSEL
(212) 486-2500	JAY D. FISCHER
EDWARD C. KRAMER
KEVIN J. MCGRAW
ARTHUR L. PORTER, JR
TELECOPIER	JON M. PROBSTEIN
(212) 486-0701	SEYMOUR REITKNECHT
I. FREDERICK SHOTKIN

March 15, 2012

W270, Inc.

4221 Camino Alegre

La Mesa, CA 91941

Re:W270, Inc. (hereinafter the “Company”) Registration Statement on Form S-1, Pre-Effective Amendment No. 3 Relating to a maximum of 2,000,000 shares of W270, Inc.’s Common Stock par value $.001 per share

Gentlemen:

Our firm has been requested by the Company to issue a legal opinion with respect to whether 2,000,000 shares of Common Stock to be registered pursuant to the registration  statement on Form S-1 (the  “Registration  Statement”), which will be filed shortly by the Company with the Securities and Exchange Commission ( the “SEC”) for the purpose of registering such  2,000,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company pursuant to the Securities Act of 1933, as amended (the "Act"), shall upon issuance, be duly and validly authorized, legally issued, fully paid and non-assessable.

In connection with  rendering this opinion, we have examined the following (collectively the “Documents”) : (A) the Articles of Incorporation as filed with the State of Nevada; (B) the By-Laws of the Company, and (C) minutes dated June 30, 2011 of the Board of Directors of the Company approving the issuance of the Shares and their inclusion in the Registration Statement.

In our examination, we have assumed, without investigation, the following:

(1)

the authenticity of the Documents;

(2)

the genuineness of all signatures to the Documents;

(3)

the legal capacity of all persons who executed the Documents;

(4)

the due authorization and valid execution by all persons who executed the    Documents;

(5)

that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity; and

(6)

the copies which were submitted to us and/or filed with the SEC conform to the originals of the Documents.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to the Documents. We believe that a review of the Documents was what was necessary in order for us to render this opinion.

In rendering this opinion, we have assumed the legal competency of all persons who executed the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties who executed the Documents.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth herein, the Shares to be sold by the Company pursuant to the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares as required in the Registration Statement is received by the Company.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

Mintz & Fraade, P.C.

By: /s/ Alan P. Fraade

Alan P. Fraade

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